Exhibit 5.1
                                                                   -----------
                       [DECHERT PRICE & RHOADS LETTERHEAD]



November 5, 1996

CORT Business Services Corporation
4401 Fair Lakes Court
Suite 300
Fairfax, VA  22033

         Re: 577,427 Shares of Common Stock, as described in the Registration Statement on Form S-8 (Registration No. 333)
                  ---------------------------------------------------------
Dear Gentlemen and Ladies::

         We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of 577,427 shares of your Common Stock, par value $.01 per share (the "Shares"), pursuant to the above-referenced Registration Statement (the "Registration Statement"). The Shares will be issued under the New Cort Holdings Corporation (presently known as CORT Business Services Corporation) (the "Company") 1995 Stock-Based Incentive Compensation Plan (the "Plan").

         We have participated in the preparation of the Registration Statement, reviewed the Plan and examined such corporate records and documents, certificates of officers and matters of law as we have considered appropriate to enable us to render this opinion.

         Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when delivered to the recipients of awards under the Plan against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,


                                             /s/ Dechert Price & Rhoads